Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

February 2012 Performance Update

The Frontier Fund Supplement Dated February 29, 2012 to Prospectus Dated April 30, 2011 and the Supplement to the Prospectus Dated January 31, 2012.

The Frontier Fund Class 3

T H E  F RO N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	February 29, 2012 MTD	February 29, 2012 YTD	NAV / Unit
Balanced Series-3a	-0.92%	-2.20%	$125.53
Long/Short Commodity Series-3	1.29%	0.29%	$162.43

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of February 29, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(165,082.06)
Unrealized trading gain/(loss)	148,310.03
Less: commissions	(3,927.80)
Less: FCM fees	(1,928.53)
Foreign currency gain/(loss)	2,334.90
Interest income	4,269.41

Total Income	(16,024.05)
EXPENSES
Trading fees	2,700.37
Management fees	2,912.09
Incentive fees	7,253.54

Total Expenses	12,866.00

Net Income (Loss)	$(28,890.05)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	23,207.62102	$2,940,369.97	126.70
Current month additions	6,021.24380	758,648.23
Current month redemptions	(1,144.88358)	(144,623.36)
Net Income (loss) for current month		(28,890.05)

Net Asset Value, end of current month	28,083.98124	$3,525,504.79	125.53

	Monthly rate of return		-0.92%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(821,396.33)
Unrealized trading gain/(loss)	1,318,130.02
Less: commissions	(20,731.08)
Less: FCM fees	(16,715.99)
Foreign currency gain/(loss)	(1,988.30)
Interest income	45,456.73

Total Income	502,755.05
EXPENSES
Management fees	134,747.58
Incentive fees	9,871.68

Total Expenses	144,619.26

Net Income (Loss)	$358,135.79

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	172,294.87444	$27,628,210.03	160.35
Current month additions	10,610.22122	1,720,051.40
Current month redemptions	(3,484.48917)	(563,860.66)
Net Income (loss) for current month		358,135.79

Net Asset Value, end of current month	179,420.60649	$29,142,536.56	162.43

	Monthly rate of return		1.29%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 3

THE FRONTIER FUND BALANCED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(12,132,892.09)
Unrealized trading gain/(loss)	10,727,772.65
Less: commissions	(298,857.32)
Less: FCM fees	(145,387.46)
Foreign currency gain/(loss)	157,706.00
Interest income	49,016.39

Total Income	(1,642,641.83)
EXPENSES
Trading fees	6,345.12
Management fees	219,823.84
Incentive fees	470,345.66
Broker service fees	425,069.36

Total Expenses	1,121,583.98

Net Income (Loss)	$(2,764,225.81)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	1,934,929.10930	$249,274,310.36	128.83
Current month additions	6,374.13577	801,666.22
Current month redemptions	(45,943.48568)	(5,650,342.78)
Net Income (loss) for current month		(2,764,225.81)

Net Asset Value, end of current month	1,895,359.75939	$241,661,407.99	127.50

	Monthly rate of return		-1.03%

* Please see your specific Class Statement of Income (Loss) for your unit value.

/s/ S. Brent Bales
To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,997,138.62)
Unrealized trading gain/(loss)	3,248,124.62
Less: commissions	(52,149.38)
Less: FCM fees	(81,122.77)
Foreign currency gain/(loss)	(4,946.07)
Interest income	113,759.10

Total Income	1,226,526.88
EXPENSES
Management fees	274,296.77
Incentive fees	29,373.14
Broker service fees	39,639.36

Total Expenses	343,309.27

Net Income (Loss)	$883,217.61

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	499,912.92289	$70,164,230.29	140.35
Current month additions	19,552.60073	2,825,791.86
Current month redemptions	(18,594.94690)	(2,593,719.13)
Net Income (loss) for current month		883,217.61

Net Asset Value, end of current month	500,870.57672	$71,279,520.63	142.31

	Monthly rate of return		1.40%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series